Cathay Merchant Group announces plan to delist from the American Stock Exchange and deregister its common stock with the Securities and Exchange Commission

Hong Kong (November 29, 2007) Cathay Merchant Group Inc. (the “Company”) (AMEX:CMQ) announced today that it intends to voluntarily delist its common shares from the American Stock Exchange (“AMEX”). The Company has provided notice to AMEX and intends on filing a Form 25 with the Securities and Exchange Commission (the “SEC”) and AMEX on or about December 13, 2007 to effect the delisting. The delisting is expected to be effective 10 days after this filing, which is anticipated to be on or about December 24, 2007. Subsequently, the Company intends to file a Form 15 with the SEC to terminate the registration of its common stock under the Securities Exchange Act of 1934. By filing the Form 15 with the SEC, the Company’s reporting obligations will be suspended with immediate effect and the Company expects the deregistration to become effective 90 days after the filing unless the Form 15 is earlier withdrawn by the Company or denied by the SEC. The Company reserves the right to delay or withdraw the filings of the Form 25 and the Form 15 for any reason prior to their effectiveness. Upon the delisting from AMEX becoming effective, the Company will be quoted on the Pink Sheets quotation system. The Company will continue to hold annual stockholders meetings and intends to provide its stockholders with quarterly financial information and annual audited financial statements. It will also update its stockholders with information through future mailings.

As a result of the filing of the Form 15, the Company will not be required to file certain reports and forms with the SEC, including Forms 10-K, 10-Q and 8-K.

The Company considered several factors in making this decision, including the following:

  the current and anticipated high costs associated with being a public company in the United States, including costs arising from compliance with the provisions of the Sarbanes-Oxley Act of 2002 (“SOX”) and specifically compliance with Section 404 of SOX;

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  the legal, accounting and administrative overhead and costs, both direct and indirect, of the evolving and increasingly burdensome U.S. reporting obligations;
  the nature and extent of the trading in the Company’s stock on AMEX;
  the lack of analyst coverage;
  the market capital value that the public markets are applying to the Company;
  the diversion of management’s attention to compliance and reporting activities from the Company's operating business; and
  reduction of the potential liability for acts of directors and officers, especially in light of SOX.

In addition to the significant time and cost savings resulting from deregistration, this action will allow management to focus its attention and resources on operating the Company and enhancing shareholder value.

The Company believes that since the AMEX listing provided little benefit with regard to increased liquidity, there is no reason to believe this may change substantially with the intended delisting and deregistration. Further, any perceived risk with regard to future financing difficulties does not represent an impediment to the Company.

Michael J. Smith, Chief Executive Officer and President of the Company, stated: “Our board has determined that the rising costs of compliance, as well as the substantial demands on management time and resources necessitated by the compliance requirements, outweigh the benefits the company receives from maintaining its registered and listed status.”

In the longer term, the value of the Company’s stock may increase due to its accounting, legal and administrative savings both in terms of cost, time and energy.

The above decision arose out of careful consideration for shareholders. The ultimate conclusion reached was that the financial and strategic burdens of compliance with SEC regulations, including compliance with the provisions of SOX substantially outweighed the benefits of maintaining its AMEX listing. After consulting with an accounting and financial expert, as well as giving consideration to current and expected regulatory requirements, it is estimated that cost savings to the Company could range from $750,000 to $1.25 million over the next year.

The Company will now give consideration to distributing any such savings realized to its shareholders by way of dividend, and looks forward to rationalizing its existing asset base while looking for acquisitions.

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Contact information:	Michael J Smith
Suite 803, 8/Fl, Dina House
Ruttonjee Centre
11 Duddell Street
Central, Hong Kong SAR
Tel: (852) 2537-3161
Fax : (852) 2840-1260
Email: mjs.cathaymerchantgroupinc@yahoo.com.hk

Rene Randall
Tel: 1 (604) 408-8538
Fax: 1 (604) 683-3205
Email: rrandall@bmgmt.com

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